EXHIBIT 99.1

NEWS MEDIA CONTACT: Sears Holdings Public Relations (847) 286-8371 FOR IMMEDIATE RELEASE: Jan. 19, 2007

SEARS HOLDINGS ANNOUNCES SEARCH FOR NEW CFO

     HOFFMAN ESTATES, Ill., Sears Holdings Corporation (NASDAQ: SHLD) today announced that Craig T. Monaghan, executive vice president and chief financial officer will leave the company at the end of the month to return to Florida where his family still resides. William C. Crowley, chief administrative officer, executive vice president and a director, will assume the additional responsibility of interim chief financial officer until a replacement can be named. Mr. Crowley had served as chief financial officer of the Company prior to the arrival of Mr. Monaghan in September 2006.

     The company will commence a search to fill the chief financial officer position immediately.

About Sears Holdings Corporation

     Sears Holdings Corporation is the nation's third largest broadline retailer, with approximately $55 billion in annual revenues, and with approximately 3,800 full-line and specialty retail stores in the United States and Canada. Sears Holdings is the leading home appliance retailer as well as a leader in tools, lawn and garden, home electronics and automotive repair and maintenance. Key proprietary brands include Kenmore, Craftsman and DieHard, and a broad apparel offering, including such well-known labels as Lands' End, Jaclyn Smith and Joe Boxer, as well as the Apostrophe and Covington brands. It also has Martha Stewart Everyday products, which are offered exclusively in the U.S. by Kmart and in Canada by Sears Canada. The company is the nation's largest provider of home services, with more than 13 million service calls made annually. For more information, visit Sears Holdings' website at http://www.searsholdings.com.